Exhibit 99.1

Jabil CEO Michael Dastoor Appointed to Board of Directors

2024-09-03

ST. PETERSBURG, Fla.—(BUSINESS WIRE)— Jabil Inc. (NYSE: JBL) announced today that CEO Michael Dastoor has been appointed to the company’s Board of Directors. This appointment follows Dastoor’s recent promotion to CEO in May 2024.

“We are pleased to welcome Mike to the Board. His appointment is a natural extension of his leadership and the impact he has had on Jabil. His thorough understanding of and respect for Jabil’s business and culture will make him an invaluable addition,” said Jabil’s Executive Chairman of the Board, Mark Mondello.

Since joining Jabil in 2000, Dastoor has played a pivotal role in steering the company through various global market challenges, demonstrating exceptional leadership and a deep commitment to Jabil’s growth and success. His extensive experience within the company has been instrumental in shaping Jabil’s strategic direction.

“I am honored to be a part of the Board, and I am looking forward to collaborating with the rest of the Board to support our strategic direction and drive long-term shareholder value,” said Dastoor.

About Jabil:

At Jabil (NYSE: JBL), we are proud to be a trusted partner for the world’s top brands, offering comprehensive engineering, manufacturing, and supply chain solutions. With over 50 years of experience across industries and a vast network of over 100 sites worldwide, Jabil combines global reach with local expertise to deliver both scalable and customized solutions. Our commitment extends beyond business success as we strive to build sustainable processes that minimize environmental impact and foster vibrant and diverse communities around the globe. Discover more at www.jabil.com .

Investor Contact

Adam Berry

Senior Vice President, Investor Relations and Communications

adam_berry@jabil.com

Media Contact

Timur Aydin

Senior Director, Enterprise Marketing and Communications

publicrelations@jabil.com

Source: Jabil Inc.